Exhibit 99.1

To:                      All Pinnacle Employees
From:                  John Spanjers
Re:                      Business Plan Update

August 16, 2012

Hello everyone –

This week, we presented our revised Chapter 11 business plan to our labor groups, and resumed negotiations to achieve the concessions and cost savings needed for the plan to succeed and for Pinnacle to emerge from Chapter 11 able to compete and thrive.

Before I go into the details of how we will achieve those cost savings, I want to remind everybody why it was necessary to re-work our business plan and reiterate what we’re trying to accomplish.

Our goal in Chapter 11 is not a quick, short-term fix, but a permanent solution to the fundamental factors that have encumbered Pinnacle for years and ultimately made Chapter 11 unavoidable. If we can successfully address these factors through our business plan, Pinnacle will be on a path to becoming a viable competitor for years to come.

What are those fundamental factors? Many are inherent in the regional airline industry – for example, rising costs, shrinking demand, and other challenges that have caused the failure of numerous regional airlines over the past ten years, and forced most others into either significant restructuring plans or Chapter 11.

Other factors are more specific to us. As an older, legacy competitor, Pinnacle is particularly vulnerable to the difficulties plaguing our industry. Because costs tend to grow over time, the fact that our airline has been around longer means we have higher costs in areas like pay rates (driven by seniority), health plans and retirement plan contributions. Those higher costs are compounded at Pinnacle by inefficient work rules and a workforce with even higher average seniority due to our shrinking fleet.

Our original business plan identified approximately $43 million in wage, work rule, benefits and non-labor savings. That was the amount needed to generate sufficient profitability on our Delta contracts for the 41 CRJ-900 and 140 CRJ-200 aircraft in our end-state operations, and establish a cost structure that we believed would allow us to bid competitively for new flying.

What we learned from Delta changed this assessment. First, Delta plans to substantially reduce the number of 50-seat aircraft in its fleet, and increase the number of larger (76-seat) aircraft. Second, the bids Delta has received from other regional carriers for 76-seat jet flying were significantly below what they pay for Pinnacle’s CRJ-900 flying. Not surprisingly, those other airlines are some of the newer entrants in the industry, or carriers that have managed to grow in recent years (allowing them to maintain their cost structures by spreading expenses over more aircraft).

This presented us with two challenges – the real potential of reduced CRJ-200 flying and the need to bring our CRJ-900 cost structure in line with the industry to have any hope of growing.

We’ve spent the last several weeks analyzing the information Delta provided, looking at market trends and potential revenue opportunities, and comparing all of our costs, policies and work rules to industry competitors. To ensure we were looking at these things correctly and fairly, we had outside firms validate both the cost gap and the opportunities that may be available if we can reset our cost structure.

As a result of this process, the amount of savings we now must find is approximately $76 million. We can achieve this through the pay, benefit, work rule and non-labor modifications we’re proposing. We sought to find productivity improvements first, before resorting to pay rate reductions. And work rule and pay changes are generally geared toward minimizing the impact on our newest employees already at the low end of our pay scale.

As before, some items will vary by work group. However, the following items will apply to all employees (union and non-union) once labor agreements have been modified:
•	Wage reductions (for non-unionized employees it’s six percent).
•
Reduction of annual vacation time by one week for all eligible employees, except for newer employees who only have one week of accrued vacation. Those new employees retain one week of vacation, but won’t be eligible to earn the second week until five years of service rather than two. These changes would be retroactive for all employees.

•	Reduction of the company match to the 401(k) retirement plans – effective 2013.
•	Elimination of our traditional PPO health plan, replaced by a consumer-driven health reimbursement plan – effective 2013.

Unionized employees will receive more specific details about requested changes from their representatives.

Our next step is to work with all union leadership groups to seek consensual changes to achieve the cost savings required in our business plan. I truly believe Pinnacle has the opportunity – and the ability – to address our fundamental challenges and build a viable, long-term business model. There are several airlines that have gone through the sacrifice of the Chapter 11 process and are now thriving and growing – our business partners at Delta and United are just two examples. You can help us achieve this by continuing to focus on performing your jobs, providing outstanding service to our customers and operating a safe, reliable airline.

John

P.S. – to help employees better understand the significance of the challenges facing regional airlines, we’ve created a new page on the employee web site that shares links to various news stories about our industry (www.bit.ly/OwKuby). I encourage you to go online to learn more about the fundamental factors we’re trying to change.